UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 1, 2007

VALLEY FINANCIAL CORPORATION

VIRGINIA	000-28342	54-1702380
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

36 Church Avenue, S.W.

Roanoke, Virginia 24011

(Address of principal executive offices)

(540) 342-2265

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

Roanoke, VA-based Valley Financial Corporation (the “Company”) announced today, that on September 28, 2007, it accepted subscriptions to sell 409,884 shares of its common stock at $10.50 per share in a private offering, for an aggregate offering price of $4,303,782. The Company received a fairness opinion from Davenport & Company LLC that the consideration of $10.50 per share to be received by the Company for the sale of the shares is fair, from a financial point of view, to the Company.

The details of the offering are included in the Company’s Press Release dated October 1, 2007 filed as Exhibit 99 to this
Form 8-K and incorporated by reference herein.

The shares of common stock issued in connection with the private placement have not been registered under the Securities Act or any state securities laws. The Company relied on the exemption from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated under the Securities Act, which exempts certain transactions by an issuer not involving any public offering. The Company did not engage in any public advertising or general solicitation in connection with the Private Placement.

The Company’s common stock is traded on the NASDAQ Capital Market under the symbol VYFC.

Item 8.01. Other Items.

Valley Financial Corporation (the “Company”), the holding company for Roanoke, VA-based Valley Bank, said it expects to increase its loan loss reserve in light of continued weakening in residential construction activity and land values in its Roanoke Valley market area. The Company does not yet know what this effect will be to Third Quarter Earnings, but it believes that it will need to increase its loan loss reserves this Quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALLEY FINANCIAL CORPORATION

Date: October 1, 2007	/s/ Kimberly B. Snyder
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer